Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

ASCENT CAPITAL GROUP, INC.

WITH AND INTO

ASCENT MEDIA CORPORATION

(Pursuant to Section 253 of the

General Corporation Law of the State of Delaware)

Ascent Media Corporation, a Delaware corporation (the “Corporation”), does hereby certify to the following facts relating to the merger (the “Merger”) of Ascent Capital Group, Inc., a Delaware corporation (the “Subsidiary”), with and into the Corporation, with the Corporation remaining as the surviving corporation:

FIRST: The Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Subsidiary is incorporated pursuant to the DGCL.

SECOND: The Corporation owns all of the outstanding shares of each class of capital stock of the Subsidiary.

THIRD: The Executive Committee of the Board of Directors of the Corporation (the “Committee”), by the following resolutions duly adopted on June 22, 2011, determined to merge the Subsidiary with and into the Corporation pursuant to Section 253 of the DGCL.

WHEREAS, Ascent Media Corporation, a Delaware corporation (the “Corporation”), owns all of the outstanding shares of the capital stock of Ascent Capital Group, Inc., a Delaware corporation (the “Subsidiary”);

WHEREAS, the Committee has determined that it is desirable to change the name of the Corporation from “Ascent Media Corporation” to “Ascent Capital Group, Inc.”; and

WHEREAS, the Committee has deemed it advisable that the Subsidiary be merged with and into the Corporation pursuant to Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”).

NOW, THEREFORE, it is hereby:

RESOLVED, that the Subsidiary be merged with and into the Corporation pursuant to Section 253 of the DGCL (the “Merger”).

RESOLVED, that the name of the Corporation shall be changed in the Merger to “Ascent Capital Group, Inc.”, so that, from and after the Merger, Article I of the Corporation’s certificate of incorporation shall read as follows: “The name of the corporation is: Ascent Capital Group, Inc.”.

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Corporation shall remain unchanged and continue to remain outstanding as one share of the applicable series of common stock of the Corporation, held by the person who was the holder of such share of common stock of the Corporation immediately prior to the Merger.

RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Subsidiary shall be cancelled and no consideration shall be issued in respect thereof.

RESOLVED, that the Chairman of the Board, Chief Executive Officer, President, Secretary, Treasurer, Controller, any Executive Vice President, any Senior Vice President, any Vice President, any Assistant Vice President, and any Assistant Secretary of the Corporation (each, an “Authorized Officer”) be and they hereby are, and each of them hereby is, authorized and directed to make, execute and acknowledge, in the name and under the corporate seal of the Corporation, a certificate of ownership and merger for the purpose of effecting the Merger and to file or cause to be filed the same in the office of the Secretary of State of the State of Delaware, and to do all other acts and things that may be necessary to carry out and effectuate the purpose and intent of the resolutions relating to the Merger.

FOURTH: The Corporation shall be the surviving corporation of the Merger.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be executed by its duly authorized officer this 7th day of July, 2011.

ASCENT MEDIA CORPORATION

By:	/s/ William E. Niles
Name:	William E. Niles
Office:	Executive Vice President, General Counsel and Secretary